EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Nord Pacific Limited

We consent to the incorporation by reference in the registration statements, File Nos. 333-65167and 0335172, on Form S-8 of Nord Pacific Limited of our report dated April 12, 2004, relating to the consolidated balance sheets of Nord Pacific Limited as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2003, which report appears in the December 31, 2003 annual report on Form 10-KSB of Nord Pacific Limited.

Stark Winter Schenkein & Co., LLP

Denver, Colorado
April 14, 2004